Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Solstice Sapphire Investments, Inc. of our report dated March 17, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for convertible preferred stock as described in Note 12 as to which the date is June 27, 2017, relating to the financial statements of GENBAND Holdings Company and subsidiaries, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
September 8, 2017